Exhibit 99.1

The Marygold Companies Reports 30.2% Revenue Increase and Profitability

for the Third Fiscal Quarter ended March 31, 2026

—Positive Performance Reflects Significant Growth in USCF Fund Management

Coupled with a Curtailment of Fintech Expenses—

San Clemente, Calif., May 11, 2026—The Marygold Companies, Inc. (the “Company”) (NYSE American: MGLD), a diversified global holding firm with a focus on financial services, today reported improved financial results for the three and nine months ended March 31, 2026.

Revenue for the 2026 third fiscal quarter rose 30.2% to $7.2 million, from $5.5 million last year, which included $0.6 million from the Company’s Canadian subsidiary that was sold in July 2025. Net income increased to $222,000, equal to $0.01 per share, from a loss of $1.0 million, or a loss of $0.2 per share, a year ago.

For the nine months ended March 31, 2026, revenue advanced to $18.4 million from $17.9 million in the comparable prior year period, which included $1.8 million from the Company’s previously owned Canadian subsidiary. The Company’s net loss for the 2026 year-to-date period was reduced to $0.7 million, or a loss of $0.02 per share, from a net loss of $4.3 million, equal to a loss of $0.11 per share, a year ago. The current year to date period includes a $0.5 million gain on the sale of the Company’s Canadian subsidiary.

The Company’s balance sheet remains strong. At March 31, 2026, cash and cash equivalents amounted to $3.0 million, and investments totaled $7.9 million. Total assets at March 31, 2026, were $28.1 million, and total stockholders’ equity at the quarter’s end was $22.9 million.

“In keeping with our transformation strategy to refocus The Marygold Companies’ resources on ETF fund management and financial services, we have initiated a formal process to sell our New Zealand businesses, comprised of Gourmet Foods and Printstock Products,” said David Neibert, Chief Operations Officer. “These businesses have now been classified as discontinued operations, and it is our goal to effect a sale within the next 12 months. This initiative follows the disposition in July 2025 of our wholly owned Canadian subsidiary, Brigadier Security Systems Ltd., for $2.3 million.

“Our largest operating unit, USCF Investments, performed well during the quarter, with revenues increasing 55% to $6.3 million from $4.1 million a year ago. The growth was primarily attributable to an 81% increase in assets under management (AUM), which averaged $4.7 billion for the 2026 third fiscal quarter, compared with $2.6 billion last year. The AUM increase largely reflected the geopolitical situation in the Middle East and Eastern Europe, with oil and other commodity price increases. We also significantly decreased costs in the fintech sector, including reducing labor and other expenses that previously prevented us from achieving profitable operations on a consolidated basis.”

Nicholas Gerber, Chief Executive Officer, added, “We are making deliberate, sometimes difficult, choices to reshape the Company around a clear, focused vision. By divesting businesses that do not align with our core financial services sector, we aim to concentrate our resources to position the Company to deliver strong long-term returns for our shareholders. During this process, we continue to support our non-core subsidiaries, which are expected to continue with normal operations until such time as a transaction is consummated.”

Business Units

The Company’s USCF Investments subsidiary, https://www.uscfinvestments.com/, acquired in 2016 and based in Walnut Creek, Calif., serves as manager, operator or investment adviser to 16 exchange traded products, structured as limited partnerships or investment trusts that issue shares trading on the NYSE Arca.

Gourmet Foods, https://gourmetfoodsltd.co.nz/, acquired in 2015, is a commercial-scale bakery that produces and distributes iconic meat pies and pastries throughout New Zealand under the brand names Pat’s Pantry and Ponsonby Pies. Acquired by Gourmet Foods in 2020, Printstock Products Limited, https://www.printstock.co.nz, is a printer of specialized food wrappers and is located in Napier, New Zealand.

San Clemente, Calif.-based Original Sprout, www.originalsprout.com, acquired in 2017, produces a full line of hair and skin care products distributed throughout the U.S. and in many regions throughout the world.

Marygold & Co. (UK) Limited, https://marygoldandco.uk/, was established in the U.K. in 2021 and operates through two U.K.-based investment advisory business units: Marygold & Co Limited (fka/Tiger Financial and Asset Management), acquired in 2022, http://www.tfam.co.uk/, and Step-by-Step Financial Planners, acquired in 2024, https://www.sbsfp.co.uk/, that manage clients’ financial wealth across a diverse product range. They also offer individuals and businesses in the U.K. a mobile fintech app that provides a high interest rate on deposits and intuitive money management tools.

About The Marygold Companies, Inc.

The Marygold Companies, Inc. was founded in 1996 and repositioned as a global holding firm in 2015. The Company currently has operating subsidiaries in financial services, food manufacturing, printing, and beauty products, under the trade names USCF Investments, Marygold & Co., Step-By-Step Financial Planners, Marygold & Co. Limited, Gourmet Foods, Printstock Products, and Original Sprout, respectively. Offices and manufacturing operations are in the U.S., New Zealand, and the U.K. For more information, visit www.themarygoldcompanies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements, including, but not limited to successfully divesting non-core businesses, involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. Readers should refer to the further detail of the risks disclosed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and in the Company’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Media and investors, for more Information, contact:

Roger S. Pondel

PondelWilkinson

310-279-5965

rpondel@pondel.com

Contact the Company:

David Neibert, Chief Operations Officer

949-429-5370

dneibert@themarygoldcompanies.com

(Financial Tables Follow)

THE MARYGOLD COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	March 31, 2026	June 30, 2025
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,975	$5,004
Accounts receivable, net (of which $2,719 and $1,281, respectively, due from related parties)	2,888	1,778
Inventories	1,055	928
Prepaid income tax and tax receivable	1,018	833
Investments, at fair value	7,931	7,829
Other current assets	617	1,046
Total current assets	16,484	17,418

Restricted cash	-	51
Property and equipment, net	23	609
Operating lease right-of-use assets	551	599
Goodwill	1,984	2,206
Intangible assets, net	717	937
Deferred tax assets, net	3,440	3,440
Assets held for sale	2,538	2,821
Other assets	2,314	2,339
Total assets	$28,051	$30,420

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,280	$3,224
Lease liabilities, current portion	393	307
Advance from buyer	-	720
Purchase consideration payable, current portion	247	257
Note payable	-	1,268
Total current liabilities	3,920	5,776

Lease liabilities, net of current portion	199	341
Deferred tax liabilities, net	221	221
Liabilities associated with assets held for sale	855	1,095
Total long-term liabilities	1,275	1,657
Total liabilities	5,195	7,433

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001; 50,000 shares authorized Series B: 13 shares issued and outstanding at both March 31, 2026 and June 30, 2025	-	-
Common stock, $0.001 par value; 900,000 shares authorized; 42,811 and 42,818 shares issued and outstanding at March 31, 2026 and June 30, 2025, respectively	42	42
Additional paid-in capital	15,342	15,167
Accumulated other comprehensive loss	(16)	(420)
Retained earnings	7,488	8,198
Total stockholders’ equity	22,856	22,987
Total liabilities and stockholders’ equity	$28,051	$30,420

THE MARYGOLD COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025

Revenue
Fund management - related party	$6,327	$4,093	$15,220	$13,369
Beauty products	707	641	2,537	2,071
Security systems	-	568	-	1,842
Financial services	155	220	631	644
Revenue	7,189	5,522	18,388	17,926

Cost of revenue	398	648	1,400	2,161

Gross profit	6,791	4,874	16,988	15,765

Operating expense
Salaries and compensation	2,346	2,483	7,149	8,262
General and administrative expense	1,497	2,020	4,896	6,588
Fund operations	2,296	1,140	5,272	4,118
Marketing and advertising	694	688	1,618	2,077
Depreciation and amortization	94	115	212	338
Total operating expenses	6,927	6,446	19,147	21,383

Loss from continuing operations	(136)	(1,572)	(2,159)	(5,618)

Other income (expense):
Interest and dividend income	75	75	286	1,280
Interest expense	-	(323)	(67)	(715)
Gain on sale of Brigadier	-	-	521	-
Other income (expense), net	287	426	434	(700)
Total other income (expense), net	362	178	1,174	(135)

Income (loss) from continuing operations before income taxes	226	(1,394)	(985)	(5,753)

Benefit from income taxes	43	307	184	1,273

Net income (loss) from continuing operations	269	(1,087)	(801)	(4,480)

Net (loss) income from discontinued operations	(47)	75	91	136

Net income (loss)	$222	$(1,012)	$(710)	$(4,344)

Weighted average shares of common stock
Basic	42,960	40,816	42,954	40,843
Diluted	43,075	40,816	42,954	40,843

Net income (loss) per common share
Basic	$0.01	$(0.02)	$(0.02)	$(0.11)
Diluted	$0.01	$(0.02)	$(0.02)	$(0.11)